Exhibit 16.1

Tama, Budaj and Raab, P.C. Certified Public Accountants

Phone (248) 626-3800

32783 Middlebelt Rd

Farmington Hills, MI 48334

www.tbrcpa.com

April 10, 2020

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549-7561

Re: Parks! America, Inc.

Commission File #: 000-51254

We have received a copy of, and are in agreement with, the statements concerning our firm being made by Parks! America, Inc. in Item 4.01 of its Form 8-K dated April 10, 2020, captioned “Changes in Registrant’s Certifying Accountant”.

We hereby consent to the filing of this letter as an Exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Tama, Budaj and Raab, P.C.

Tama, Budaj and Raab, P.C.